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                                                                    EXHIBIT (11)

                       WESTINGHOUSE ELECTRIC CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS

                                                                YEAR ENDED DECEMBER 31
                                                      -------------------------------------------
                                                         1994            1993            1992
                                                      -----------     -----------     -----------
EQUIVALENT SHARES:
     Average shares outstanding....................   354,580,674     349,416,570     342,637,241
     Additional shares due to:
     Stock options.................................     3,964,508       3,485,100       3,466,167
     Series C preferred shares.....................    25,191,067              --              --
                                                      -----------     -----------     -----------
          Total equivalent shares..................   383,736,249     352,901,670     346,103,408
                                                      ===========     ===========     ===========
ADJUSTED EARNINGS (IN MILLIONS):
     Income (loss) from Continuing Operations......   $        77     $      (175)    $       357
     Less: Series B preferred stock dividends......            50              50              28
                                                      -----------     -----------     -----------
     Adjusted income (loss) from Continuing
       Operations..................................            27            (225)            329
     Loss from Discontinued Operations.............            --             (95)         (1,413)
     Cumulative effect of changes in
       accounting principles.......................            --             (56)           (338)
                                                      -----------     -----------     -----------
     Adjusted net income (loss) after cumulative
       effect of changes in accounting
       principles..................................   $        27     $      (376)    $    (1,422)
                                                      ===========     ===========     ===========
EARNINGS (LOSS) PER SHARE:
     From Continuing Operations....................   $      0.07     $     (0.64)    $      0.95
     From Discontinued Operations..................            --           (0.27)          (4.08)
     From cumulative effect of changes in
       accounting principle........................            --           (0.16)          (0.98)
                                                      -----------     -----------     -----------
          Earnings (loss) per share (a)............   $      0.07     $     (1.07)    $     (4.11)
                                                      ===========     ===========     ===========

- ---------

(a) For earnings per share using an alternative treatment for the Series C Preferred Shares, see note 14 to the financial statements included in Part II, Item 8 of this report.
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